Exhibit 99.2

FOR IMMEDIATE RELEASE                                                                                                   NR09-15

DYNEGY REACHES TRANSFORMATIONAL AGREEMENTS WITH LS POWER; SEPARATELY INITIATES COST REDUCTION PROGRAM

•	Dynegy to receive over $1 billion in cash and 245 million of its Class B shares held by LS Power upon closing of transaction, which enables Dynegy to:
o	Significantly increase liquidity and financial strength, enabling Dynegy to address near-term debt maturities
o	Eliminate dual-class stock structure and associated Class B rights and restrictions
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Dynegy to maintain diversified 13,000 MW power generation portfolio with significant upside potential to economic and power market recovery following closing of the sale of select natural gas-fired assets to LS Power

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Separate from the agreement with LS Power, Dynegy initiates $400 million to $450 million in aggregate cost reduction program over the next four years associated with the 13,000 MW it will maintain that includes reduced capital, operating and general and administrative expenses

HOUSTON – August 10, 2009 – Dynegy Inc. (NYSE: DYN) today announced that it has entered into definitive agreements with LS Power that will enable Dynegy to significantly enhance its strategic and financial flexibility as well as transform its shareholder structure into a 100 percent publicly held company.  The transaction is expected to:

•	Increase Dynegy’s liquidity and financial strength, and enable it to address near-term debt maturities;
•	Preserve a strong, diversified asset base of 13,000 megawatts (MW) of core operating assets with significant upside potential to economic and power market recovery;
•	Enable Dynegy to repurchase its Class B shares at an attractive price and increase the relative ownership of its public Class A shareholders; and
•	Eliminate Dynegy’s dual-class stock structure, thereby achieving a more simplified corporate governance structure and significantly enhancing strategic flexibility.

Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc., said, “Today’s strategic agreements accomplish a number of significant objectives for Dynegy.  The transaction, which is immediately accretive to Adjusted EBITDA per share, will significantly enhance liquidity and position us to reduce upcoming near-term debt maturities.  We will also maintain a strong foundation to continue executing our strategy with a diversified asset portfolio that is leveraged to both prices and demand as the U.S. economy and power markets recover.  By eliminating the Class B shares and associated rights and restrictions, Dynegy will have a streamlined share ownership structure owned entirely by public shareholders for the first time in its history and providing greater strategic and financial flexibility to capitalize on opportunities to enhance stockholder value.”

“Finally, the repurchase of our Class B shares allows us to redeem a substantial block of our privately held common stock at a very attractive value relative to the implied price of the traded assets, and to concentrate future ownership for the benefit of Class A shareholders without reducing the public float,” Williamson added.

New Cost Savings Program
Separate from the strategic agreements with LS Power, Dynegy announced an extensive, multi-year program to eliminate costs throughout the company.  Cumulative savings, relative to Dynegy’s original plan, are expected to be $400 million to $450 million over a four-year period beginning in 2010.  Annual savings are expected to be generated through the following means:
•	Reduced capital expenditures, with a targeted range of $25 million to $30 million in savings per year;

•	Reduced operational expenditures, with a targeted range of $30 million to $40 million in savings per year; and

•	Reduced general and administrative expenditures, with a targeted range of $40 million to $45 million in savings per year.

“This extensive cost savings program reflects our focus on operational excellence and driving value, even in a low commodity price environment.  As we execute on this program, we are committed to maintaining strong levels of performance and reliability,” Williamson added.

Details of the Transaction with LS Power
Under the terms of the agreements with LS Power, Dynegy will receive $1.025 billion in cash and 245 million of its Class B shares from LS Power.  In exchange, Dynegy will sell to LS Power five peaking and three combined-cycle generation assets, as well as Dynegy’s remaining interest in a project under construction in Texas.  LS Power will also receive $235 million principal amount of 7.5 percent senior unsecured notes due 2015.  The transaction is expected to close in the second half of 2009 following satisfaction of customary closing conditions and receipt of required regulatory approvals.

Following the close of the transaction, the remaining 95 million Class B shares held by LS Power will be converted into the equivalent number of Class A shares, representing approximately 15 percent of Dynegy’s Class A common stock outstanding.  In connection with this conversion, LS Power has agreed to terminate the existing shareholder agreement between Dynegy and LS Power and enter into a new shareholder agreement.  Among other things, the new agreement generally restricts LS Power from increasing its future ownership for a specified period and eliminates special approval, board representation and other rights associated with the former Class B shares.

The agreement announced today has been approved by Dynegy’s Independent Director Committee.

Key Benefits of the Transaction
The transaction is expected to be immediately accretive to Dynegy’s Adjusted EBITDA on a per share basis.  Other key benefits of the transaction include:
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Increased Liquidity and Financial Flexibility:  Following the close of the transaction, and assuming projected cash balances as of September 30, 2009, Dynegy will have approximately $3.0 billion in liquidity, including approximately $1.9 billion in cash on hand.  The significant cash proceeds received in the asset sale will enable the company to significantly reduce both near-term debt maturities and total debt outstanding.

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Diversified Asset Portfolio:  The generation assets being sold to LS Power include five peaking facilities (Riverside and Bluegrass in Kentucky, Rocky Road and Tilton in Illinois, and Renaissance in Michigan) as well as three combined-cycle facilities (Arlington Valley and Griffith in Arizona and Bridgeport in Connecticut).

After closing of the transaction, Dynegy will maintain a strategic portfolio of low-cost, well-operated assets that is diverse in terms of geography, fuel and dispatch.  This 13,000 MW of generating capacity will be located across seven U.S. states with 43 percent of the company’s portfolio located in the Midwest, 32 percent in the West and 25 percent in the Northeast.  34 percent of Dynegy’s generating capacity will be natural gas-fired combined-cycle capacity, 25 percent will be natural gas-fired peaking capacity, 31 percent will be baseload coal/fuel oil capacity and 10 percent will be dual fuel capacity.

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Leveraged to Power Market Recovery:  Dynegy will preserve strategic core operating assets leveraged to both prices and demand as power markets recover.  Of the assets proposed to be sold, peaking assets are typically marginal, and two of the combined-cycle units have long-term contracts that expire in 2017 or later, limiting their upside potential as market conditions improve.  Following the close of the transaction, Dynegy will have a prudently hedged position with over 90 percent of its generation volumes contracted through 2010.  Dynegy also expects that its largely uncontracted position beyond 2010 will provide for greater opportunities to capture value when energy pricing and demand are expected to recover.  In addition, the baseload coal and natural-gas combined-cycle assets are expected to provide the most value in the future through higher prices and heat rate expansion.

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Eliminated Dual-Class Stock Structure and Enhanced Strategic Flexibility:  By eliminating its dual-class stock structure, Dynegy will significantly enhance its strategic flexibility and achieve a more simplified and traditional corporate governance structure.  Dynegy will continue its focus on the long-term fundamentals of power generation and strategic value capture opportunities.

Outlook and Accounting Treatments Related to Both the LS Power Transaction and the Cost Savings Program

As a result of the LS Power agreements and the cost savings program announced today, Dynegy expects pro forma 2010 guidance estimates as follows:
•	A range of Adjusted EBITDA of $425 million to $550 million;
•	A range of Operating Income / (Loss) of ($55) million to $70 million;
•	Maintenance capital expenditures of approximately $120 million; and
•	Environmental capital expenditures of approximately $200 million.

The non-GAAP financial measure of Adjusted EBITDA is used by management to evaluate Dynegy’s business on an ongoing basis.  The definition, purposes and uses of Adjusted EBITDA are included in Item 2.02 to Dynegy’s Current Report on Form 8-K filed with the SEC on August 10, 2009, which is available in the “Investor Relations” section of Dynegy’s website at www.dynegy.com.

The range of Adjusted EBITDA for 2010 is a forward-looking non-GAAP measure. The GAAP financial measure most directly comparable to Adjusted EBITDA is net income.  Information regarding interest expense, which is required to reconcile Adjusted EBITDA to net income, is not currently available for 2010 without unreasonable effort due to the fact that such information would be based on liability management assumptions, debt retirements and other projections that management has not finalized.  Thus, management is reconciling Adjusted EBITDA for 2010 to operating income as the comparable GAAP measure; however, the lack of reconciling information to net income should be considered when assessing the impact of these disclosures.  The reconciliation of Adjusted EBITDA for 2010 to operating income is included in the appendix to the presentation slides accompanying Dynegy’s second quarter 2009 financial results, which is also located in the “Investor Relations” section of Dynegy’s website at www.dynegy.com.

In the second quarter 2009, Dynegy recorded a pre-tax impairment charge of $197 million ($120 million after tax) related to the Bluegrass and Bridgeport assets that are included in the sale transaction.  These assets will be classified as held for sale in the third quarter 2009.  Dynegy also expects to record additional impairment charges in the third quarter and a loss on sale of assets upon closing the transaction.  The amount of any additional impairment charges or loss on the sale of these assets will be based on the fair value of the consideration to be received in the transaction, as well as the value of the company’s investment in Sandy Creek at the time the transaction closes.  Based on Dynegy’s June 30, 2009, stock price and value of Dynegy’s investment in Sandy Creek, Dynegy would expect additional impairment charges of approximately $355 million and a loss on sale of assets of approximately $130 million.  These estimates could change materially based on changes in the fair value of the stock included as part of the consideration to be received.

Dynegy does not expect the transaction to result in a significant usage of AMT credits or cash tax payments.

Dynegy also expects to take a restructuring charge in the third quarter 2009 of less than $5 million related to a workforce reduction associated with the cost savings program announced today.

Financial and Legal Advisors
•	Greenhill & Co. acted as financial advisor on the transaction to the Independent Director Committee and provided a fairness opinion related to the transaction.
•	Goldman Sachs acted as financial advisor to Dynegy and provided a fairness opinion related to the transaction.
•	Sullivan & Cromwell LLP acted as legal counsel to the Independent Director Committee.
•	Akin Gump Strauss Hauer & Feld LLP acted as legal counsel to Dynegy.

Investor Conference Call/Web Cast
This announcement will be discussed as part of Dynegy’s second quarter 2009 financial results conference call and webcast, previously scheduled for today at 8 a.m. ET/7 a.m. CT.
Participants may access the web cast and the related presentation materials in the “Investor Relations” section of Dynegy’s website at www.dynegy.com.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets.  The power generation portfolio consists of approximately 17,700 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

Certain statements in this news release are intended as “forward looking statements.”  These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements related to: anticipated earnings and estimated financial results for 2009 and 2010; the timing, terms, or success of the pending transaction with LS Power; the use of any proceeds from the transaction with LS Power; any future financial performance or tax liability as a result of the LS Power transaction or cost savings program; and the timing, terms, success or impacts of any programs with the goal of creating cost savings.  Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements.  Specifically, Dynegy cautions that: the transaction may not occur according to the timeline described, if at all, for various reasons including the failure to receive necessary approvals and consents from regulatory and governmental bodies and various counterparties; the proceeds of the transaction may not be used to service debt, and could be used in other transactions which could increase Dynegy’s total debt; the transaction may not position Dynegy to improve its financial performance; the prices for energy and commodity prices may remain low or decline further, resulting in weaker performance than is anticipated; and Dynegy’s liquidity could be dramatically different at the conclusion of the transaction because of collateral and other business related requirements.  Further, any cost savings actually recognized related to the proposed cost savings program could vary materially from those discussed above because of: various potential capital and operational expenditures, including general repairs, deferred maintenance, future increases in labor or materials and costs related to necessary capital, operational and environmental expenditures; and simply not achieving the anticipated benchmarks described herein.  Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.  More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008, and its Form 10-Q for the quarters ended March 31, 2009, and June 30, 2009, all of which are available free of charge on Dynegy’s website, in the Investor Relations section, at www.dynegy.com.

Contact Information For Dynegy Media: David Byford 713-767-5800 Analysts: Laura Hrehor 713-507-6466